UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

KELSO TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	N/A
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

7773 – 118A Street, North Delta, British Columbia V4C 6V1
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Shares Without Par Value	NYSE MKT

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [   ]

Securities Act registration statement file number to which this form relates: ____________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

______________________________________________________________________________________________
(Title of class)

______________________________________________________________________________________________
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

We are authorized to issue an unlimited number of Common Shares without par value. The holders of the Common Shares are entitled to one vote for each Common Share held on all matters to be voted on by such holders. The holders of Common Shares are entitled to receive, pro rata, such dividends as may be declared by the Board out of funds legally available therefore. No dividends shall be declared or paid on the Common Shares unless and until dividends are rateably declared on the Series 1 Shares on the basis of that number of Common Shares into which the Series 1 Shares may be converted at the time such dividends are declared. The holders of Common Shares are entitled to receive, pro rata, the remaining property of the Company on a liquidation, dissolution or winding-up of the Company after the holders of Preferred Shares, including holders of Series 1 Shares, have been paid. There are no pre-emptive rights or redemption rights attached to the Common Shares.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on the NYSE MKT and the securities registered herewith are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KELSO TECHNOLOGIES INC.

By:	/s/ James R. Bond
James R. Bond
President, Chief Executive Officer and Director